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                              FOR IMMEDIATE RELEASE
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                            For Information Contact:
For SportsLine.com, Inc.                 For Internet Sports Network, Inc.
Larry Wahl (954) 351-2120 x7225          Mansfield Communications (416) 599-0024
Kenneth Sanders  (954) 351-2120 x 7900   Julija Hunter or Karen Meagher

        SportsLine.com, Inc. Acquires Daedalus World Wide Corporation and Forges Long-Term Strategic Relationship with Internet Sports Network, Inc.

         Agreements Solidify Company's Position as Fantasy Sports Leader

FORT LAUDERDALE, FL (December 22, 1999) - SportsLine.com, Inc. (NASDAQ:SPLN), the leading global Internet sports media company, announced today that it has completed the acquisition of Daedalus World Wide Corporation (DWWC), the developer of SportsLine's Commissioner.COM fantasy products since 1998 and the premier provider of fantasy sports products on the Internet. SportsLine has also entered into a long-term strategic relationship with Internet Sports Network, Inc. (ISN) (OTC: ISNI-BB), a leading provider of Internet-based sports entertainment and investment contests, fantasy leagues and promotions. These agreements enable SportsLine.com to increase fantasy advertising opportunities and build the most robust fantasy channel on the Web, featuring the best pay and free products, games and contests.

"There are tremendous synergies with these two companies that will allow SportsLine.com to realize a guaranteed revenue stream, while reducing costs and enhancing the offerings to our users in the fantasy, contests and sports games area," said Michael Levy, founder and CEO of SportsLine.com, Inc. "We recognize the importance of the fantasy sports audience in terms of page views and stickiness: the length of time they spend on our site, the amount of research and statistics that fantasy players utilize, and their aptitude for purchasing sports merchandise and memorabilia."

The Company's acquisition of DWWC, ensures SportsLine.com its continued leadership position in the fantasy sports arena, without continuing to share subscriber and advertising revenues.

The consideration for the acquisition of DWWC is $31 million, consisting of approximately $27 million of SportsLine.com common stock, and $4 million in cash. SportsLine.com also agreed to issue additional common stock, if certain revenue and/or subscription targets are reached. DWWC will be operated as Commissioner.COM, Inc., a subsidiary of SportsLine.com, with the operations remaining in New York City.

Under the terms of its four-year agreement with ISN, SportsLine.com will receive a minority equity stake that could grow up to 19.9%, with warrants and other securities, two Board positions and $17 million in cash as a guarantee against advertising and subscription revenue sold by SportsLine.com, in exchange for promotion and distribution of ISN's array of products. ISN currently has more than 1.7 million registered users and creates and manages private label contests for some of the world's most trafficked Web sites.

                                    - more -
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SportsLine.com, Inc. Acquires Daedalus World Wide Corporation and Forges
Long-Term Strategic Relationship with Internet Sports Network, Inc.       page 2


The addition of ISN's fantasy products to SportsLine's Commissioner.COM offerings will provide more selections for the fantasy player, which will result in more activity and additional ways for advertisers to reach this devoted and passionate audience.

About SportsLine.com, Inc.
SportsLine.com, Inc. is at the leading edge of media companies providing Internet sports content, community and e-commerce on a global basis. SportsLine.com, Inc.'s content includes more than 400,000 pages of multimedia sports information, entertainment and merchandise. Founded in 1994 as SportsLine USA, Inc., the Company changed its name to SportsLine.com, Inc. in November 1999. Its flagship Internet sports service (http://cbs.sportsline.com) was renamed CBS SportsLine in March of 1997 as part of an exclusive promotional and content agreement with CBS Sports. SportsLine.com, Inc. produces the official league Web sites for Major League Baseball, the PGA TOUR and NFL Europe League, and serves as the primary sports content provider for America Online, Netscape and Excite. In May 1999, the Company commenced operations in Europe through its majority-owned subsidiary, Sports.com Limited.


About Commissioner.COM, Inc.
Commissioner.COM, Inc., formerly Daedalus World Wide Corporation, is the developer of Commissioner.COM, the world's premier fantasy sports brand, which includes games and products for professional auto racing, baseball, basketball, football, golf, hockey and soccer. Founded in 1995 as a privately held corporation, Commissioner.COM, Inc. develops and hosts fantasy league management tools, fantasy games and sports contests, and continually sets industry standards for the groundbreaking features of its products.

About Internet Sports Network
With over 1.7 million registered users, ISN (http://corp.sportsrocket.com) and its destination site, www.sportsrocket.com, is a leading provider of Internet-based sports entertainment and investment contests, fantasy leagues, merchandising and promotions, and features a sports memorabilia and merchandise auction site. ISN has been developing and operating online Internet sports entertainment and contest applications since 1997, and similar offline products, since 1985. ISN has recently acquired SportsMark Promotions Inc., Pickem Sports Inc., Ultimate Sports Publishing and Sports Buff and offers fantasy football, baseball, basketball, hockey, golf, soccer, NASCAR, Indy Car, Formula I racing, academy award and stock market contests and a wide variety of challenge, trivia and Pick'em style contests.

Note: This press release contains forward-looking statements, which involve risks and uncertainties. SportsLine.com's actual results could differ materially from those anticipated in these forward-looking statements. Factors that might cause or contribute to such differences include, among others, competitive pressures, the growth rate of the Internet, constantly changing technology and market acceptance of the company's products and services. Investors are also directed to consider the other risks and uncertainties discussed in SportsLine.com's Securities and Exchange Commission filings, including those discussed under the caption "Risk Factors That May Affect Future Results" in SportsLine.com's latest Annual Report on Form 10-K. SportsLine.com undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.


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